Exhibit 99.1

News Release

International Game Technology announces signing of $750 million Credit Facility

(LAS VEGAS – April 15, 2011) – International Game Technology (NYSE: IGT) announced today that it has entered into a new $750 million, five-year credit facility with a syndicate of banks which replaces its existing $1.2 billion credit facility.  The new facility provides a lower all-in drawn interest rate, extends the maturity from June 2012 to April 2016 and allows for capacity and structural flexibility. The Company may request an increase in the facility size up to an additional $250 million at any time during the life of the facility.  As of April 14, 2011, there were no outstanding borrowings under the credit facility.

The facility fee and interest rate are subject to adjustment, on a sliding scale, based upon the debt rating of IGT’s senior unsecured debt or Net Funded Debt to EBTIDA, whichever is more favorable to the Company.  Initially, the applicable interest rate will be equal to LIBOR plus 122.5 basis points on borrowings and a facility fee equal to 27.5 basis points, at the Baa2/BBB pricing level.

IGT engaged Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc. as Joint Lead Arrangers and Joint Book Runners. Wells Fargo Bank, N.A. serves as Syndication Agent, Bank of America, N.A. serves as Administrative Agent and The Royal Bank of Scotland plc, Union Bank, N.A. and Mizuho Corporate Bank, Ltd. serve as Co-Documentation Agents.

About IGT

International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232